Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on February 10, 2020

Registration Statement No. 333-229068-04

**PXG DETAILS** $1.25bln+ GMALT 2020-1 (Prime Auto Lease)

Joint Leads: J.P. Morgan (struc), BNP, Credit Agricole, TD

Co-Managers: Barclays, BMO, BofA, CIBC, Commerzbank

Selling Groups: Loop Capital

CL	$AMT (MM)	WAL	S&P/F	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
======================================================================================================================
A-1	235.00	0.31	A-1+/F1+	09/20	02/21	IntL-8	1.63493	1.63493	100.00000
A-2-A	300.00	1.02	AAA/AAA	07/21	04/22	EDSF+14	1.680	1.67	99.99580
A-2-B	100.00	1.02	AAA/AAA	07/21	04/22	1mL +14			100.00000
A-3	380.00	1.78	AAA/AAA	03/22	12/22	EDSF+25	1.681	1.67	99.99100
A-4	86.17	2.20	AAA/AAA	05/22	12/23	IntS+30	1.714	1.70	99.98289
B	59.43	2.35	AA/AA	07/22	12/23	IntS+45	1.857	1.84	99.97731
C	55.33	2.46	A/A	08/22	12/23	IntS+65	2.052	2.04	99.99212
D	34.16	2.56	BBB/BBB	09/22	06/24	IntS+90	2.297	2.28	99.98489
======================================================================================================================

Expected Settle:	02/19/2020	Registration:	SEC Registered
First Pay Date:	03/20/2020	ERISA Eligible:	Yes
Expected Ratings:	S&P, Fitch	Min Denoms:	$1k x $1k
Ticker:	GMALT 2020-1	Pxing Speed:	100% PPC to Maturity
Expected Pricing:	Priced	Bill & Deliver:	J.P. Morgan
ABS-15G Filing:	Fri, 01/31/2020

CUSIPs A-1:	36259KAA5	Available Information:
A-2-A:	36259KAB3	* Prelim Prospectus: Attached
A-2-B:	36259KAC1	* Ratings FWP: Attached
A-3:	36259KAD9	* IntexNet/CDI: Separate Message
A-4:	36259KAE7	* DealRoadshow.com: Entry Code- GMALT201
B:	36259KAF4
C:	36259KAG2
D:	36259KAH0

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.